P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 25, 2011		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES
INCREASED THIRD QUARTER EARNINGS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the third quarter of 2011. Net income available to common shareholders totaled $3.7 million for the quarter ended September 30, 2011, representing earnings per diluted common share of $0.35. In comparison, Peoples earned $0.26 per diluted common share for the second quarter of 2011 and incurred a loss of $0.01 per common share for the third quarter of 2010. Third quarter 2011 earnings benefited from a significant decline in the provision for loan losses and other loan-related losses compared to recent quarters. On a year-to-date basis, earnings per diluted common share were $0.73 compared to $0.33 earned through nine months of 2010.
Summary points regarding third quarter 2011 results:

•
Total loan-related losses were $0.4 million for the third quarter of 2011, compared to $2.8 million last quarter and $9.0 million for the year ago third quarter. Net loan charge-offs for these periods were 0.34%, 0.67% and 3.11% of average loans on an annualized basis, respectively.

•
Nonperforming loans increased $1.6 million, or 5%, on a linked quarter basis, as $2.4 million in substandard loans to a single commercial borrower became impaired in the third quarter and were placed on nonaccrual status. As a result, total nonperforming assets as a percentage of gross loans and other real estate owned ("OREO") was 3.84% at September 30, 2011, versus 3.71% at the prior quarter-end and 4.64% at year-end 2010.

•
Total criticized loans, which are those classified as watch, substandard or doubtful, decreased $17 million, or 11%, during the third quarter and $25 million, or 15%, since year-end 2010. These reductions occurred primarily as a result of several loans being upgraded to a pass rating.

•
At September 30, 2011, the allowance for loan losses was 2.65% of total loans and 76.2% of nonperforming loans versus 2.68% and 79.8%, respectively, at June 30, 2011, and 2.79% and 66.1%, respectively, at year-end 2010.

•
Total revenue grew 2% over the linked quarter, driven mostly by stronger deposit service charges and insurance revenue, while net interest income was comparable with the linked quarter. Compared to the prior year, total revenue and net interest margin have been negatively impacted by lower loan balances and market interest rates.

•
Total non-interest expense increased 5% on a linked quarter basis and 11% year-over-year, due almost entirely to higher employee benefit costs as other operating costs were generally comparable with prior quarters. On a year-to-date basis, these higher costs were partially offset by decreases in other operating expenses, including loan workout costs and FDIC insurance expense.

•	At September 30, 2011, total loan balances were up $11 million over the prior quarter-end, due mostly to commercial real estate loan production, but remained $10 million lower than year-end 2010.

•
Retail deposit balances decreased $13 million during the third quarter, as efforts to adjust Peoples' deposit mix to increase low-cost, core deposits remained ongoing. Non-interest-bearing deposit growth of $14 million was more than offset by declines in certificates of deposit and money market balances. Compared to year-end 2010, total retail deposit balances were up $4 million at September 30, 2011.

"Third quarter 2011 results were greatly improved as favorable asset quality trends provided additional relief from several quarters of high credit losses,” said Chuck Sulerzyski, President and Chief Executive Officer. “While restoring asset quality remains our top priority, we also began devoting additional resources to growing revenue and improving our operating efficiency. These efforts produced positive results in several key areas during the third quarter, including modest linked quarter loan growth and new business in our insurance and wealth management areas."
Third quarter 2011 net interest income of $13.3 million was consistent with the linked quarter, while net interest margin compressed slightly to 3.39%. Interest income was negatively impacted by lower average loan balances during the third quarter of 2011, coupled with lower reinvestment rates within the investment portfolio. However, the lower interest income was nearly matched by a decrease in interest expense largely attributable to downward repricing of various interest-bearing deposits during the quarter, coupled with continued reductions in higher-cost certificates of deposit. Year-over-year, net interest income decreased 13% for the third quarter and on a year-to-date basis, while net interest margin compressed nineteen and twelve basis points, respectively. These reductions primarily reflected the impact of the sustained low interest rate environment and lower average loan balances.
"Maintaining net interest income was a challenge considering the yield curve flattened during the third quarter," said Edward G. Sloane, Chief Financial Officer and Treasurer. “This success reflects our more disciplined approach to loan and deposit pricing, coupled with the benefit of a continued shift in our funding mix to lower-cost, core deposits. As we start the fourth quarter, sustaining the third quarter loan growth should help stabilize earning assets and ease some of the pressure on net interest income and margin from the current slope of the yield curve. We remain focused on enhancing net interest income and margin through changes in our balance sheet mix as opportunities arise."
In the third quarter of 2011, non-interest income totaled $8.4 million, 9% higher than the prior year third quarter and up 6% compared to the linked quarter. These increases primarily reflected growth in both deposit account service charges and insurance income. Other significant drivers of the year-over-year growth included stronger trust and investment income, plus increased electronic banking income. Through nine months of 2011, total non-interest income was up 5% over the same period last year, as growth occurred in nearly every major revenue category.
"Our initiatives to grow revenue have started to generate positive results during the third quarter," added Sloane. "Deposit account service charges continued to benefit from our new checking product offering and pricing structure introduced earlier in the year. Also in the third quarter, our insurance sales producers were successful in obtaining new accounts, which drove the 5% year-over-year increase in insurance income. We also have seen growth in our trust and brokerage assets from the addition of new sales associates, resulting in double-digit revenue growth from the prior year, although the downturn in the financial markets during the third quarter caused a corresponding decline in our trust and investment income on a linked quarter basis."
Total non-interest expense was higher in the third quarter than both the linked and prior year quarters, increasing $0.7 million and $1.5 million, respectively. On a year-to-date basis, total non-interest expense increased $1.9 million, or 4%, over the same period last year. These increases were driven by higher employee compensation and benefit costs, coupled with additional marketing expense. In the third quarter of 2011, Peoples incurred pension settlement charges of $408,000, as a result of lump sum distributions to participants during the quarter. No such charges were incurred in prior quarters. Other significant contributors to the increased salary and employee benefit costs were higher employee medical benefit costs and additional incentive plan expense corresponding with the stronger third quarter operating results. Marketing expense was higher in the third quarter of 2011 versus both the linked quarter and third quarter of 2010, due primarily to a $100,000 contribution to the Peoples Bancorp Foundation Inc. Professional fees, primarily legal and consulting costs, were substantially lower than those for the linked quarter due to the timing of external legal services, and more than offset the increase in marketing expenses. Peoples' FDIC insurance costs benefited, when compared to the third quarter of 2010, from the change in assessment calculation that became effective in the second quarter of 2011.
"Our efforts to control operating expenses during the third quarter were overshadowed by the higher employee benefit costs and marketing expense," said Sloane. "The pension settlement charges were anticipated as the benefit freeze that took effect in early 2011 significantly reduced the threshold for recognizing such charges. The third quarter contribution to our private foundation increases its ability to make charitable distributions on our behalf to organizations within our market area. We had limited contributions to the foundation in recent quarters as part of cost savings initiatives. Overall, we remain focused on improving our efficiency ratio by growing revenue and reducing operating expenses where possible."
During the third quarter of 2011, portfolio loan balances increased $10.7 million, to $950.8 million at September 30, 2011. This growth occurred as a result of commercial real estate lending opportunities within Peoples' market area. Total portfolio loan balances have decreased $9.9 million since year-end 2010, due mostly to paydowns and charge-offs during the first half of the year.

“We are pleased with modest linked quarter loan growth after enduring several quarters of declining balances due to elevated charge-off levels and weak demand,” said Sulerzyski. “Although commercial real estate lending accounted for the third quarter growth, we remain committed to adjusting our loan mix by making consumer loans a larger part of our portfolio. In addition, our commercial lending activity continues to emphasize small business lending and growth opportunities in major industries within our markets, such as health care.”
Through nine months of 2011, Peoples has experienced a decline in the total amount of loans classified as either watch, substandard or doubtful. These criticized loans decreased $17.1 million, or 11%, during the third quarter and $25.1 million, or 15%, compared to December 31, 2010. Both of these reductions occurred primarily as a result of several loans being upgraded to a pass rating in response to improvement in the financial condition of the borrowers. In contrast, a single commercial loan relationship with an aggregate recorded principal balance of $2.4 million became impaired during the third quarter and was placed on nonaccrual status. The corresponding increase in nonperforming assets was partially offset by $1.2 million in paydowns. As a result, total nonperforming assets increased to $36.8 million, or 2.04% of total assets, at September 30, 2011, from $35.1 million and 1.95% at June 30, 2011, but remained 18% lower than $45.0 million, or 2.45% of total assets, at year-end 2010, due mostly to payoffs during the first half of 2011.
“Overall asset quality showed signs of continued improvement during the third quarter,” commented Sloane. “Net charge-offs were at the lowest level for Peoples since the third quarter of 2008. Migration trends remain encouraging as additional loans were upgraded in the third quarter. While we are experiencing generally improving trends in asset quality, the unfavorable economic conditions and weakness in commercial real estate values are continuing to place stress on certain industries and segments of our portfolio, such as the hospitality sector. Still, we remain optimistic overall asset quality trends will be favorable over the next several quarters.”
Peoples' allowance for loan losses was $25.2 million, or 2.65% of gross loans, at September 30, 2011, consistent with the prior quarter end and lower than the year-end 2010 level of $26.8 million and 2.79%. The reduction from the prior year-end corresponds with the decrease in substandard-rated loans and the utilization of specific reserves for impaired loans charged-down during the first quarter of 2011. To maintain the adequacy of the allowance for loan losses, Peoples recorded a third quarter 2011 provision for loan losses of $0.9 million versus $2.3 million and $8.0 million for the linked quarter and prior year third quarter, respectively. Also in the third quarter of 2011, Peoples realized a net gain of $0.4 million from the sale of OREO. In comparison, Peoples incurred net losses on OREO and loans held-for-sale of $0.6 million and $1.0 million in the second quarter of 2011 and third quarter of 2010, respectively.
Retail deposit balances experienced a modest decrease during the third quarter as growth in low-cost core deposit balances were more than offset by a reduction in higher-cost funding sources, specifically certificates of deposits, money market balances and governmental deposit balances. The fluctuations experienced were a result of Peoples' funding strategy of emphasized growth of low-cost deposits and reduction in reliance on high-cost funding sources. This strategy has been reflected in the pricing of certificates of deposit and money market accounts.
"Overall, we are very pleased with the stronger third quarter performance," summarized Sulerzyski. "We are working diligently to build upon the earnings momentum of the past two quarters, while maintaining our focus on asset quality and positioning for the return of the remaining TARP funds in coming quarters. We believe our efforts will help to return the company to a steady, dependable performer."
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 47 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2011 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) deterioration in the credit quality of Peoples' loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, sale volumes and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) economic conditions, either nationally or in areas where Peoples and its subsidiaries do business, may be less favorable than expected, which could decrease the demand for loans, deposits and other financial services and increase loan delinquencies and defaults; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their business; (8) changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations; (9) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples; (13) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (14) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (15) Peoples' ability to secure confidential information through the use of computer systems and telecommunications network may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2011 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
PER COMMON SHARE:
Earnings per share:
Basic	$0.35	$0.26	$(0.01)	$0.74	$0.33
Diluted	0.35	0.26	(0.01)	0.73	0.33
Cash dividends declared per share	0.10	—	0.10	0.20	0.30
Book value per share	19.7	19.15	18.69	19.70	18.69
Tangible book value per share (a)	13.55	12.99	12.47	13.55	12.47
Closing stock price at end of period	$11.00	$11.27	$12.37	$11.00	$12.37

SELECTED RATIOS:
Return on average equity (b)	7.03%	5.48%	0.69%	5.35%	2.78%
Return on average common equity (b)	7.19%	5.49%	(0.20)%	5.22%	2.29%
Return on average assets (b)	0.86%	0.65%	0.08%	0.64%	0.34%
Efficiency ratio (c)	69.70%	67.43%	58.78%	67.44%	59.71%
Net interest margin (b)(d)	3.39%	3.43%	3.58%	3.42%	3.54%
Dividend payout ratio (e)	28.77%	—%	n/a	27.46%	90.90%

(a)
This amount represents a non-GAAP measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)	Information presented on a fully tax-equivalent basis.

(e)	Dividends declared on common shares as a percentage of net income available to common shareholders.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2011	2011	2010	2011	2010
Interest income	$18,400	$18,941	$22,572	$56,658	$68,955
Interest expense	5,136	5,510	7,308	16,468	23,114
Net interest income	13,264	13,431	15,264	40,190	45,841
Provision for loan losses	865	2,295	8,005	8,471	19,964
Net interest income after provision for loan losses	12,399	11,136	7,259	31,719	25,877

Gross impairment losses on investment securities	—	—	—	—	(1,620)
Less: Non-credit losses included in other comprehensive income	—	—	—	—	166
Net other-than-temporary impairment losses	—	—	—	—	(1,786)
Net gain on securities transactions	57	56	3,818	473	6,852
Loss on debt extinguishment	—	—	(3,630)	—	(3,630)
Gain (loss) on loans held-for-sale and other real estate owned	419	(533)	(1,017)	(57)	(2,341)
Net (loss) gain on other assets	(30)	(23)	9	(50)	2

Non-interest income:
Deposit account service charges	2,628	2,454	2,415	7,256	7,170
Insurance income	2,324	2,165	2,216	7,321	6,888
Trust and investment income	1,385	1,409	1,226	4,119	3,991
Electronic banking income	1,313	1,284	1,180	3,818	3,443
Mortgage banking income	370	286	354	1,030	856
Bank owned life insurance	96	92	137	275	495
Other non-interest income	275	201	183	837	691
Total non-interest income	8,391	7,891	7,711	24,656	23,534

Non-interest expense:
Salaries and employee benefits costs	8,701	7,953	7,232	24,281	22,105
Net occupancy and equipment	1,453	1,472	1,383	4,426	4,341
Professional fees	807	1,013	847	2,615	2,140
Electronic banking expense	713	685	668	2,016	1,830
FDIC insurance	440	450	617	1,552	1,846
Data processing and software	490	453	461	1,406	1,558
Franchise taxes	369	358	373	1,128	1,120
Foreclosed real estate and other loan expenses	251	224	282	825	1,400
Amortization of intangible assets	141	152	224	455	704
Other non-interest expense	2,065	1,959	1,871	6,063	5,798
Total non-interest expense	15,430	14,719	13,958	44,767	42,842
Income before income taxes	5,806	3,808	192	11,974	5,666
Income tax expense (benefit)	1,885	887	(221)	3,263	653
Net income	$3,921	$2,921	$413	$8,711	$5,013
Preferred dividends	237	238	514	998	1,539
Net income (loss) available to common shareholders	$3,684	$2,683	$(101)	$7,713	$3,474

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.35	$0.26	$(0.01)	$0.74	$0.33
Earnings per share – Diluted	$0.35	$0.26	$(0.01)	$0.73	$0.33
Cash dividends declared per share	$0.10	$—	$0.10	$0.20	$0.30

Weighted-average shares outstanding – Basic	10,484,609	10,478,362	10,437,770	10,478,310	10,417,316
Weighted-average shares outstanding – Diluted	10,519,673	10,507,895	10,437,770	10,498,708	10,425,463
Actual shares outstanding (end of period)	10,489,400	10,478,149	10,438,510	10,489,400	10,438,510

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in $000’s)	2011	2010

Assets
Cash and cash equivalents:
Cash and due from banks	$29,335	$28,324
Interest-bearing deposits in other banks	2,422	46,320
Total cash and cash equivalents	31,757	74,644

Available-for-sale investment securities, at fair value (amortized cost of $633,279
at September 30, 2011 and $617,122 at December 31, 2010)	642,659	613,986
Held-to-maturity investment securities, at amortized cost (fair value of $3,043
at September 30, 2011 and $2,954 at December 31, 2010)	2,966	2,965
Other investment securities, at cost	24,356	24,356
Total investment securities	669,981	641,307

Loans, net of deferred fees and costs	950,793	960,718
Allowance for loan losses	(25,213)	(26,766)
Net loans	925,580	933,952

Loans held-for-sale	3,825	4,755
Bank premises and equipment, net of accumulated depreciation	24,294	24,934
Bank owned life insurance	53,807	53,532
Goodwill	62,520	62,520
Other intangible assets	1,969	2,350
Other assets	32,010	39,991
Total assets	$1,805,743	$1,837,985

Liabilities
Deposits:
Non-interest-bearing deposits	$235,585	$215,069
Interest-bearing deposits	1,106,981	1,146,531
Total deposits	1,342,566	1,361,600

Short-term borrowings	58,555	51,509
Long-term borrowings	143,970	157,703
Junior subordinated notes held by subsidiary trust	22,592	22,565
Accrued expenses and other liabilities	13,530	13,927
Total liabilities	1,581,213	1,607,304

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, 18,000 shares issued
at September 30, 2011 and 39,000 shares issued at December 31, 2010)	17,875	38,645
Common stock, no par value (24,000,000 shares authorized, 11,100,125 shares issued at September 30, 2011 and 11,070,022 shares issued at December 31, 2010),
including shares in treasury	166,799	166,298
Retained earnings	51,142	45,547
Accumulated comprehensive income (loss), net of deferred income taxes	3,984	(4,453)
Treasury stock, at cost (610,725 shares at September 30, 2011 and
612,695 shares at December 31, 2010)	(15,270)	(15,356)
Total stockholders' equity	224,530	230,681
Total liabilities and stockholders' equity	$1,805,743	$1,837,985

SELECTED FINANCIAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2011	2011	2011	2010	2010
Loan Portfolio
Commercial real estate	$424,741	$411,355	$413,011	$425,528	$428,053
Commercial and industrial	140,058	145,625	147,825	153,713	176,121
Real estate construction	26,751	29,259	38,154	27,595	45,731
Residential real estate	222,374	215,242	215,040	219,833	225,631
Home equity lines of credit	48,085	48,148	48,281	48,525	49,839
Consumer	87,072	88,345	84,078	83,323	84,213
Deposit account overdrafts	1,712	2,145	1,640	2,201	1,291
Total loans	$950,793	$940,119	$948,029	$960,718	$1,010,879

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$415,190	$421,167	$420,828	$430,886	$436,250
Money market deposit accounts	254,012	264,677	270,574	289,657	297,229
Governmental deposit accounts	140,357	150,319	149,961	119,572	139,843
Savings accounts	132,182	133,352	132,323	122,444	120,975
Interest-bearing demand accounts	100,770	99,324	97,561	96,507	92,585
Total retail interest-bearing deposits	1,042,511	1,068,839	1,071,247	1,059,066	1,086,882
Brokered certificates of deposits	64,470	67,912	70,522	87,465	95,862
Total interest-bearing deposits	1,106,981	1,136,751	1,141,769	1,146,531	1,182,744
Non-interest-bearing deposits	235,585	222,075	219,175	215,069	209,693
Total deposits	$1,342,566	$1,358,826	$1,360,944	$1,361,600	$1,392,437

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$146	$124	$37	$27	31
Nonaccrual loans	32,957	31,421	32,322	40,450	37,184
Total nonperforming loans	33,103	31,545	32,359	40,477	37,215
Other real estate owned	3,667	3,546	4,400	4,495	4,335
Total nonperforming assets	$36,770	$35,091	$36,759	$44,972	$41,550

Allowance for loan losses as a percent of
nonperforming loans	76.16%	79.78%	75.56%	66.10%	73.12%
Nonperforming loans as a percent of total loans	3.47%	3.35%	3.41%	4.19%	3.67%
Nonperforming assets as a percent of total assets	2.04%	1.95%	2.04%	2.45%	2.21%
Nonperforming assets as a percent of total loans
and other real estate owned	3.84%	3.71%	3.85%	4.64%	4.08%
Allowance for loan losses as a percent of total loans	2.65%	2.68%	2.58%	2.79%	2.69%

Capital Information(a)
Tier 1 common ratio	12.45%	12.05%	11.72%	11.59%	11.13%
Tier 1 risk-based capital ratio	16.06%	15.62%	15.25%	16.91%	16.22%
Total risk-based capital ratio (Tier 1 and Tier 2)	17.41%	16.97%	16.60%	18.24%	17.55%
Leverage ratio	10.37%	10.10%	9.81%	10.63%	10.26%
Tier 1 common capital	$139,828	$136,842	$133,891	$133,197	$133,624
Tier 1 capital	180,294	177,287	174,314	194,407	194,800
Total capital (Tier 1 and Tier 2)	195,517	192,663	189,672	209,738	210,768
Total risk-weighted assets	$1,122,793	$1,135,234	$1,142,758	$1,149,587	$1,200,754
Tangible equity to tangible assets (b)	9.19%	8.86%	8.39%	9.35%	9.28%
Tangible common equity to tangible assets (b)	8.16%	7.83%	7.36%	7.17%	7.16%
(a) September 30, 2011 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2011	2011	2010	2011	2010
Provision for Loan Losses
Provision for checking account overdrafts	$165	$95	$219	$271	$418
Provision for other loan losses	700	2,200	7,786	8,200	19,546
Total provision for loan losses	$865	$2,295	$8,005	$8,471	$19,964

Net Charge-Offs
Gross charge-offs	$1,242	$3,470	$8,605	$13,492	$22,256
Recoveries	424	1,892	642	3,468	2,245
Net charge-offs	$818	$1,578	$7,963	$10,024	$20,011

Net Charge-Offs by Type
Commercial real estate	$347	$1,152	$7,202	$8,262	$17,521
Commercial and industrial	(16)	(385)	69	375	1,000
Residential real estate	267	630	354	655	615
Real estate, construction	—	—	—	—	68
Consumer	59	7	91	127	294
Home equity lines of credit	4	67	38	308	31
Deposit account overdrafts	157	107	209	297	482
Total net charge-offs	$818	$1,578	$7,963	$10,024	$20,011

Net charge-offs as a percent of loans (annualized)	0.34%	0.67%	3.11%	1.41%	2.57%

SUPPLEMENTAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2011	2011	2011	2010	2010

Trust assets under management	$776,165	846,052	$852,972	$836,587	$795,335
Brokerage assets under management	$249,550	265,384	$260,134	$256,579	$233,308
Mortgage loans serviced for others	$262,992	259,352	$258,626	$250,630	$235,538
Employees (full-time equivalent)	540	537	543	534	532

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	September 30, 2011			June 30, 2011			September 30, 2010
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$8,225	$4	0.21%	$9,200	$5	0.20%	$50,149	$32	0.25%
Investment securities (a)(b)	672,346	6,498	3.86%	670,707	6,800	4.06%	707,196	8,641	4.89%
Gross loans (a)	944,397	12,178	5.13%	947,620	12,417	5.25%	1,016,922	14,290	5.60%
Allowance for loan losses	(27,197)			(27,835)			(28,749)
Total earning assets	1,597,771	18,680	4.66%	1,599,692	19,222	4.81%	1,745,518	22,963	5.24%

Intangible assets	64,538			64,682			65,029
Other assets	139,909			144,357			146,521
Total assets	$1,802,218			$1,808,731			$1,957,068

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$135,942	$47	0.14%	$137,518	$62	0.18%	$121,878	$49	0.16%
Interest-bearing demand accounts	249,787	316	0.50%	248,258	440	0.71%	238,902	671	1.11%
Money market deposit accounts	258,102	185	0.28%	264,195	225	0.34%	297,140	509	0.68%
Brokered certificates of deposits	66,074	557	3.34%	69,747	570	3.28%	100,863	733	2.88%
Retail certificates of deposit	413,785	2,227	2.14%	420,497	2,377	2.27%	443,806	2,731	2.44%
Total interest-bearing deposits	1,123,690	3,332	1.18%	1,140,215	3,674	1.29%	1,202,589	4,693	1.55%

Short-term borrowings	48,856	24	0.20%	42,536	26	0.25%	51,004	62	0.48%
Long-term borrowings	170,476	1,780	4.11%	174,350	1,810	4.13%	240,851	2,553	4.17%
Total borrowed funds	219,332	1,804	3.24%	216,886	1,836	3.37%	291,855	2,615	3.52%
Total interest-bearing liabilities	1,343,022	5,136	1.51%	1,357,101	5,510	1.63%	1,494,444	7,308	1.94%

Non-interest-bearing deposits	226,506			226,669			210,031
Other liabilities	11,524			11,257			15,008
Total liabilities	1,581,052			1,595,027			1,719,483

Preferred equity	17,869			17,856			38,607
Common equity	203,297			195,848			198,978
Stockholders’ equity	221,166			213,704			237,585
Total liabilities and equity	$1,802,218			$1,808,731			$1,957,068

Net interest income/spread (a)		$13,544	3.15%		$13,712	3.18%		$15,655	3.30%
Net interest margin (a)			3.39%			3.43%			3.58%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Nine Months Ended
	September 30, 2011			September 30, 2010
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$12,499	$20	0.21%	$30,671	$57	0.25%
Investment securities (a)(b)	667,478	20,200	4.04%	737,847	26,362	4.76%
Gross loans (a)	951,744	37,299	5.24%	1,039,494	43,732	5.63%
Allowance for loan losses	(27,786)			(29,581)
Total earning assets	1,603,935	57,519	4.79%	1,778,431	70,151	5.27%

Intangible assets	64,679			65,252
Other assets	143,195			144,922
Total assets	$1,811,809			$1,988,605

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$134,108	$164	0.16%	$119,842	$144	0.16%
Interest-bearing demand accounts	243,721	1,378	0.76%	235,298	1,982	1.13%
Money market deposit accounts	266,912	655	0.33%	288,369	1,820	0.84%
Brokered certificates of deposits	72,446	1,759	3.25%	106,076	2,297	2.90%
Retail certificates of deposit	420,352	7,035	2.24%	457,708	8,547	2.50%
Total interest-bearing deposits	1,137,539	10,991	1.29%	1,207,293	14,790	1.64%

Short-term borrowings	45,915	85	0.25%	61,897	209	0.45%
Long-term borrowings	173,743	5,392	4.12%	256,172	8,115	4.20%
Total borrowed funds	219,658	5,477	3.31%	318,069	8,324	3.47%
Total interest-bearing liabilities	1,357,197	16,468	1.62%	1,525,362	23,114	2.02%

Non-interest-bearing deposits	225,291			207,622
Other liabilities	11,590			14,344
Total liabilities	1,594,078			1,747,328

Preferred equity	20,297			38,581
Common equity	197,434			202,696
Stockholders’ equity	217,731			241,277
Total liabilities and equity	$1,811,809			$1,988,605

Net interest income/spread (a)		$41,051	3.17%		$47,037	3.25%
Net interest margin (a)			3.42%			3.54%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2011	2011	2011	2010	2010

Tangible Equity:
Total stockholders' equity, as reported	$224,530	$218,527	$210,485	$230,681	$233,759
Less: goodwill and other intangible assets	64,489	64,602	64,765	64,870	64,934
Tangible equity	$160,041	$153,925	$145,720	$165,811	$168,825

Tangible Common Equity:
Tangible equity	$160,041	$153,925	$145,720	$165,811	$168,825
Less: preferred stockholders' equity	17,875	17,862	17,850	38,645	38,619
Tangible common equity	$142,166	$136,063	$127,870	$127,166	$130,206

Tangible Assets:
Total assets, as reported	$1,805,743	$1,802,703	$1,801,590	$1,837,985	$1,883,689
Less: goodwill and other intangible assets	64,489	64,602	64,765	64,870	64,934
Tangible assets	$1,741,254	$1,738,101	$1,736,825	$1,773,115	$1,818,755

Tangible Book Value per Share:
Tangible common equity	$142,166	$136,063	$127,870	$127,166	$130,206
Common shares outstanding	10,489,400	10,478,149	10,474,507	10,457,327	10,438,510

Tangible book value per share	$13.55	$12.99	$12.21	$12.16	$12.47

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$160,041	$153,925	$145,720	$165,811	$168,825
Total tangible assets	$1,741,254	$1,738,101	$1,736,825	$1,773,115	$1,818,755

Tangible equity to tangible assets	9.19%	8.86%	8.39%	9.35%	9.28%

Tangible Common Equity to Tangible Assets Ratio:
Tangible common equity	$142,166	$136,063	$127,870	$127,166	$130,206
Tangible assets	$1,741,254	$1,738,101	$1,736,825	$1,773,115	$1,818,755

Tangible common equity to tangible assets	8.16%	7.83%	7.36%	7.17%	7.16%

END OF RELEASE